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                                                                   EXHIBIT 10.14

                                                                  EXECUTION COPY

                             MANAGEMENT AGREEMENT

          THIS AGREEMENT (the "Agreement") made as of September 30, 1999 by and
                               ---------
among Infonet Services Corporation, a Delaware Corporation ("ISC" and, together
                                                             ---
with its Affiliates, "Infonet"), AUCS Communications Services v.o.f., a general
                      -------
partnership organized under the laws of The Netherlands ("AUCS"), and herein
                                                          ----
represented by AUCS N.V. (as hereinafter defined), AUCS Communications Services N.V., a company organized under the laws of The Netherlands ("AUCS N.V.", and
                                                              ---------
AUCS and AUCS N.V. collectively together with all of their direct and indirect subsidiaries, the "AUCS Entities" and each an "AUCS Entity"), Unisource Pan-
                   -------------               -----------
European Services B.V., a company organized under the laws of The Netherlands ("UPES"), Unisource N.V., a company organized under the laws of The Netherlands
-------
("Unisource"), Briap B.V., a company organized under the laws of The Netherlands
  ---------
("Unisource Nominee" and collectively with Unisource and UPES, the "Unisource
  -----------------                                                 ---------
Entities"), the stockholders of Unisource, Telia AB, a company organized under
--------
the laws of Sweden ("Telia"), KPN Telecom B.V., a company organized under the
                     -----
laws of The Netherlands ("KPN"), and Swisscom AG, a company organized under the
                          ---
laws of Switzerland ("Swisscom" and, together with Telia and KPN, the "Indirect
                      --------                                         --------
AUCS Stockholders") (each, a "Party" and collectively, the "Parties").
-----------------             -----                         -------

          WHEREAS, the AT&T exit from its relationships with the AUCS Entities pursuant to the AT&T Exit Agreements (the "AT&T Exit") has been consummated
                                           ---------
prior to the date hereof;

          WHEREAS, Infonet is in the business of providing products and telecommunications services of a type and nature similar to the products and services provided by the AUCS Entities (the latter services, the "Contract
                                                                  --------
Services");
--------

          WHEREAS, the AUCS Entities wish to have ISC assume the sole and exclusive management of all operations of the AUCS Entities in order to ensure continuity of service and, in keeping with the commitments of the AUCS Entities under the AT&T Exit Agreements and the WorldPartners Membership Agreements, while reducing their operating costs and other expenses as quickly as possible;

          WHEREAS, the AUCS Entities and ISC expect that the management of the operations of the AUCS Entities by ISC will result in economies of scope and scale, the benefits of which they expect will be passed on to distributors;

          WHEREAS, under the terms of this Agreement, the AUCS Entities will not transfer any personnel or assets to Infonet other than as specifically provided for in this Agreement;

          NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

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                                  ARTICLE I.
                                  DEFINITIONS

          Section 1.1  Certain Definitions.  In this Agreement, the capitalized
                       --------------------
terms defined on Schedule 1.1 hereto shall have the meanings set forth or referred to therein.

                                  ARTICLE II.
                                     TERM

          Section 2.1  Term.  The term of this Agreement shall begin at 00:01
                       -----
a.m., Greenwich Mean Time on the Commencement Date and shall end at 11.59pm, Greenwich Mean Time following the third anniversary of the Commencement Date (the "Initial Term") unless as otherwise agreed between the Parties in
      ------- ----
accordance with Section 2.2 below.

          Section 2.2  Extension of Term  Unisource may request in writing
                       -----------------
delivered to ISC not less than 180 days and not more than 270 days prior to the Termination Date that the Term be extended for a further twelve months (and if the Term is extended once, again for a second twelve months), on substantially the same terms as set forth in this Agreement, except that:

(a) the Management Fee payable pursuant to Section 5.1 shall be equal to 1.5 percent of the greater of (i) the total consolidated revenues of the AUCS Entities and (ii) the aggregate losses of all the AUCS Entities (including all Restructuring Costs and Liquidation Costs) before interest and taxes, in each case for each quarter during such extended term but shall not, in any event, exceed in any year following the expiry of the Initial Term the Management Fee paid in respect of the third year of the Initial Term;

(b)  Section 5.2 shall no longer apply; and

(c) Sections 4.1 (b) and (c) shall no longer apply and, accordingly, the Funding Requirements shall be as agreed between ISC and Unisource.

          In no event shall the Term of the Agreement exceed five years from the Commencement Date. For the avoidance of doubt, ISC shall not be obliged to extend the Term beyond the Initial Term.

                                 ARTICLE III.
                            SERVICES TO BE PROVIDED

          Section 3.1    Management Services.
                         --------------------

(a) Except as otherwise expressly provided in this Agreement (including in this Section 3.1 and Article XII), throughout the Term, ISC shall have the exclusive right to manage the business, affairs, operations and actions of the AUCS Entities as determined by ISC in its sole discretion. ISC is hereby empowered to take any and all actions regarding the operations, strategy, marketing, services, products, administration and general business of the AUCS Entities, as determined by it in its sole and exclusive discretion.

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(b)  The Parties agree that:

              (i) the Supervisory Board of AUCS N.V. shall continue in existence and have only the powers set forth in Section 12.1 of this Agreement; and

              (ii) all other rights of the Unisource Entities under any governing document or law with respect to the AUCS Entities shall be exercised as directed by ISC.

(c) In exercising its management powers under Section 3.1(a), ISC will use its best efforts to act as a responsible manager of the AUCS Entities. In its management of the AUCS Entities and while seeking over time to reduce the expenses of the AUCS Entities, ISC will (i) use commercially reasonable efforts to ensure continuity of Contract Services to customers, (ii) cause the AUCS Entities to comply with the terms of the AT&T Exit Agreements and the WorldPartners Membership Agreements, and (iii) cause the AUCS Entities to comply in all material respects with the laws of all relevant jurisdictions.

(d) The AUCS Entities, the Unisource Entities and the Indirect AUCS Stockholders shall procure that the management boards of the AUCS Entities shall appoint additional, changed or new officers (including the management director and managing directors) as ISC shall recommend from time to time during the Term, as soon as practicable upon ISC's recommendation, provided that such appointments shall be subject, only to the extent required by applicable law, to the advice of any works councils of AUCS. The Unisource Entities and the Indirect AUCS Stockholders shall procure that the management boards of the AUCS Entities shall not appoint additional, changed, or new officers (including the management director and managing directors) or remove any of the foregoing without the prior consultation and approval of ISC.

(e) In order to effectuate the foregoing provisions of this Article III and to fully empower ISC, each of the AUCS Entities hereby irrevocably appoints ISC and any of its executive officers, their true and lawful attorney with full power of substitution and with power for such person or entity in its own name and capacity, together or separately, or in the name and capacity of the respective AUCS Entity to manage the business, affairs, operations and actions of the respective AUCS Entity as determined by ISC in its sole discretion; provided,
                                                                    --------
however, that such agency shall not create any fiduciary obligations. The
-------
foregoing power of attorney is coupled with an interest.

(f) Promptly following the Commencement Date, ISC shall (at AUCS' expense) commence a review of the business, assets, operations, and prospects of the AUCS Entities and prepare a proposal for the future operations of the AUCS Entities (the "Review of Operations"). The Review of Operations shall consider, among
      --------------------
other things the profitability or potential profitability of the Contract Services or other services, and the marketing, products, services, administration, employee-related matters and general business of the AUCS Entities. Every month during the preparation of the Review of Operations and promptly following finalization of the Review of Operations ISC shall (i) consult with the Indirect AUCS Stockholders as to the contents of the Review of Operations (or the then current draft thereof) and (ii) inform Unisource to such an extent which enables it to continue properly informing and consulting with the Unisource European Works Council. ISC shall complete the Review of Operations as soon as

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practicable and in any event within 90 days following the Commencement Date.
Attached hereto as Exhibit 3.1(f) is a non-binding, preliminary draft implementation plan and a non-binding outline social plan prepared by ISC and presented by AUCS to the works council of AUCS.

                                  ARTICLE IV.
                             FUNDING REQUIREMENTS

          Section 4.1    Funding Requirements.
                         ---------------------
(a) The Parties recognize that the AUCS Entities are likely to incur continuing losses and in order to continue their business, it will be necessary for Unisource to contribute further funds during the Term (the "Funding
                                                            -------
Requirements") to the AUCS Entities.  During the Term all Funding Requirements
------------
of the AUCS Entities will be paid by Unisource, by way of capital contribution or loans (as described in Section 5.4), as and when requested by ISC pursuant to
Section 4.1(e) up to the limits set forth in Section 4.1(b). Funding Requirements arising as a result of each of the categories (i) through (iv) set forth in the following sentence shall be separately accounted for by AUCS when made and each category shall be mutually exclusive. The Funding Requirements may arise as a result of (i) the AUCS Entities' EBITDA Losses; (ii) Restructuring Costs; (iii) Management Fees (payable pursuant to Section 5.1); and (iv) Liquidation Costs (if any).

(b) If the aggregate total of the AUCS Entities' Adjusted EBITDA Losses during the Initial Term reaches Euro 368,316,000 (three hundred and sixty eight million three hundred and sixteen thousand Euro) the "Review Point" shall have been
                                              ------------
reached.

(c) If during the Initial Term, Management Accounts are delivered to Unisource by AUCS showing that the Review Point has been exceeded, Unisource may determine, within 30 days of receipt of such Management Accounts to terminate this Agreement in accordance with Section 7.1(d) and (i) to liquidate the AUCS Entities or (ii) take any other course of action not in violation of this Agreement during the period of effectiveness of this Agreement and, if any such determination to terminate this Agreement is made, Unisource shall so notify ISC in writing, received by ISC within such 30 day period. Forthwith following such determination, Unisource shall liquidate the AUCS Entities entirely at its own cost and expense and in any event the Unisource Entities and the Indirect AUCS Stockholders shall severally ensure that any and all of the obligations of the AUCS Entities to Infonet are satisfied, whether by a Unisource Entity or an Indirect AUCS Stockholder in place of the AUCS Entities or by some other arrangement acceptable to ISC. In the event of a liquidation on a solvent basis,
Section 12.5 shall apply. If during the Initial Term, Management Accounts are delivered to ISC by AUCS showing that the Review Point has been exceeded, ISC may determine within 30 days of delivery of such Management Accounts to ISC to terminate this Agreement in accordance with Section 7.1(d). If any such determination is made, ISC shall so notify Unisource in writing, received by Unisource within such 30 day period. For the avoidance of doubt, both Unisource and ISC shall always have the right during the Initial Term to make any determination permitted under this Section 4.1(c) within 30 days of receipt of any Management Accounts which show that the Review Point has been exceeded.

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(d)  Unisource shall make any Funding Requirement payments only to AUCS pursuant to this Section 4.1 as requested by AUCS as directed by ISC and no later than 30 days after Unisource receives a written request therefor from ISC. Funding Requirements shall be contributed as set forth in Section 5.4.

(e) In order to assist Unisource in meeting such Funding Requirements, ISC shall cause AUCS to provide Unisource with non-binding cash flow forecasts setting forth AUCS' best estimates of the anticipated Funding Requirements for the next calendar month, three months and year, such cash flow forecasts to be provided not less than 30 days prior to commencement of the relevant period. The untimely delivery of any such forecasts shall not limit in any way Unisource's obligations under this Section 4.1 provided that no written request delivered
                                   --------
pursuant to Section 4.1(d) shall be binding on Unisource until the cash flow forecast for the relevant period has been provided to Unisource. Any cash surplus or deficit as set forth in the Commencement Date Financial Statements (defined below) shall be considered an advance payment or an additional amount due (as the respective case may be) in respect of any Funding Requirement.

(f) ISC shall cause AUCS to prepare and to deliver to ISC and Unisource within 60 days following the Commencement Date, Consolidated Financial Statements, prepared in accordance with Schedule C (the "Commencement Date Financial
                                             ---------------------------
Statements").  In connection with the Commencement Date Financial Statements,
-----------
the Parties agree that in respect of revenues and costs of the AUCS Entities represented by full and final settlements with customers and service providers (rather than normal invoicing procedures) prior to the Commencement Date, such settlements shall reflect fairly the relative proportion of the volume of the business with such service provider or customers in the period prior to the Commencement Date and that the settlement process shall be prepared and executed with active involvement of Unisource. If within 30 days following the delivery of the Commencement Date Financial Statements neither ISC nor Unisource has given notice of its objection to the Commencement Date Financial Statements (such notice must contain a statement of the basis of the objection) to the other, then the Commencement Date Financial Statements shall be deemed to be agreed between the Parties. If either ISC or Unisource gives such notice of objection, Unisource and ISC will negotiate to resolve the issues in dispute for 14 days (or such longer period as they shall mutually agree) and, if not so resolved, then the issues in dispute will be submitted to such independent "Big 5" accountants as ISC and Unisource agree and, in default of agreement such independent "Big 5" firm of accountants as approved by the President for the time being of the Institute of Chartered Accountants of England and Wales upon the application of ISC or Unisource (the "Accountants"), for resolution and
                                          -----------
the Accountants shall be instructed to prepare independently audited Commencement Date Financial Statements. If issues in dispute are submitted to the Accountants for resolution, (i) each Party to this Agreement will furnish to the Accountants such workpapers and other documents and information relating to the AUCS Entities and the disputed issues as the Accountants may request and are available to that Party or its subsidiaries (or its independent public accountants), and Unisource and ISC will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to Unisource and ISC by the Accountants and the audited Commencement Date Financial Statements prepared by the Accountants, will be binding and conclusive on the Parties;

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and (iii) AUCS will bear the fees of the Accountants for such determination and the preparation of the audited Commencement Date Financial Statements.

(g) The Commencement Date Financial Statements shall be used to determine the AUCS Entities' Adjusted EBITDA Losses during the Initial Term.

          Section 4.2  Capital Expenditures
                       --------------------

(a) During the Term, it is anticipated that certain capital expenditures ("Capital Expenditure") shall be required to be made by the AUCS Entities
 ---------------------
for, amongst other things, maintenance and upgrade of the data transmission platforms of the AUCS Entities.

(b) Unisource agrees, in addition to the Funding Requirements, to provide such funding to AUCS , as and when requested by AUCS as directed by Infonet, as will permit Capital Expenditure by the AUCS Entities of up to Euro 2,844,000 (two million eight hundred and forty four thousand Euro) over the Initial Term plus
                                                                          ----
any additional Capital Expenditure as is approved by the Supervisory Board, no later than 30 days after Unisource has received a written request therefor, and in the case of additional Capital Expenditure no later than 30 days after any additional Capital Expenditure has been approved by the Supervisory Board.

(c) Unisource shall have no obligation to fund any Capital Expenditure on Infonet native platforms.

                                  ARTICLE V.
                             INVOICES AND PAYMENTS

          Section 5.1  Management Fee.  For each calendar quarter of the
                       ---------------
Initial Term, AUCS will pay to ISC in arrears, a fee in Euro equal to 1.5 per cent of the total consolidated revenues of the AUCS Entities for such quarter as set forth in the Management Accounts as a management fee (the "Management Fee")
                                                               --------------
up to an aggregate maximum during the Initial Term of Euro 17,065,000 (seventeen million and sixty five thousand Euro) (plus any applicable VAT and any non recoverable Dutch withholding taxes or any replacement therefor). AUCS shall pay the Management Fee to ISC no later than the 30th calendar day of the month following the last day of the calendar quarter for which the Management Fee is due. AUCS shall pay the Management Fee by wire transfer of immediately available funds to an account designated by ISC in writing.

          Section 5.2  Incentive Payments.
                       -------------------

(a) If the cumulative sum of the AUCS Entities' Adjusted EBITDA Losses over the Initial Term is below Euro 295,317,000 (two hundred and ninety five million three hundred and seventeen thousand Euro) in the aggregate (the "Incentive
                                                                  ---------
Target"), ISC will receive as an incentive payment 100% of such difference
------
below Euro 295,317,000 (two hundred and ninety five million three hundred and seventeen thousand Euro) from Unisource, such payment to be made by Unisource to ISC by wire transfer of immediately available funds in Euro to an account designated by ISC in writing within 30 days of the agreement, deemed agreement or determination by the Accountant of the Closing Date Financial Statements for the Initial Term in accordance with Section 5.2(c).

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(b)  If the cumulative sum of the AUCS Entities' Adjusted EBITDA Losses over the
Initial Term exceeds the Incentive Target, then ISC shall rebate to AUCS (or as otherwise directed by the Supervisory Board) such part of the Management Fees paid or payable during the Initial Term as are equal to 25% of the aggregate of the AUCS Entities' Adjusted EBITDA Losses, during the Initial Term which are in excess of the Incentive Target, provided that such rebate shall never exceed the Management Fee received or to be received by ISC.

(c) Within 90 days following the end of the Initial Term, AUCS shall prepare and deliver to ISC and Unisource Consolidated Financial Statements for the Initial Term, and as of the Termination Date accompanied by a statement setting forth the aggregate AUCS Entities' Adjusted EBITDA Losses, for the Initial Term ("Closing Date Financial Statements") such Consolidated
               ---------------------------------
Financial Statements shall be subject to the same review, audit and dispute mechanism resolution procedures set forth in Section 4.1(f) and upon agreement, deemed agreement or determination by the Accountant shall be conclusive evidence of (i) the consolidated revenues of the AUCS Entities and (ii) the AUCS Entities' Adjusted EBITDA Losses, in each case during the Initial Term for the purposes of calculating the amounts payable pursuant to Sections 5.1 and 5.2.

(d) Unisource intends to propose to ISC a mechanism whereby ISC will be incentivized to minimize the Restructuring Costs (if any).

          Section 5.3    Letters of Credit.
                         ------------------

(a) The Indirect AUCS Stockholders shall establish with a major reputable bank in the Netherlands reasonably acceptable to ISC letters of credit (unless as otherwise agreed between the Indirect AUCS Stockholders and ISC that some other form of facility be provided offering ISC similar comfort) in favor of AUCS for the duration of this Agreement in a form acceptable to ISC (the "Letters of
                                                                 ----------
Credit"). Each quarter, the Indirect AUCS Stockholders shall adjust the Letters
-------
of Credit so that the amount of funds available under such Letters of Credit is at least equal, in the aggregate, to Euro 42,662,000 (forty two million six hundred and sixty two thousand Euro) during the first year of the Initial Term and an equal amount in the second and third years of the Initial Term unless, in respect of the second and third years, the Indirect AUCS Stockholders and ISC agree to lower such amount or waive the obligation of the Indirect AUCS Stockholders under this Section 5.3(a) in respect of such period as the Indirect AUCS Stockholders and ISC may in their discretion agree.

(b) AUCS may draw down funds from the Letters of Credit as required to satisfy any Funding Requirements or Capital Expenditure which, in each case, has not been paid by Unisource in a timely manner in accordance with Sections 4.1(d) and 4.2(b) as the case may be.

          Section 5.4  Payment of Funding Requirements.  The Funding
                       --------------------------------
Requirements shall be paid to AUCS in the form of loans made available on arm's length terms by Unisource to AUCS for each quarter to cover the envisaged Funding Requirements for that quarter. All quarterly loans (including accrued interest) shall terminate at the end of the calendar year. New loans will be made immediately following such terminations for an aggregate amount equivalent to the aggregate amount of the loans so terminated, except to the extent that any such loans are converted into equity in accordance with the following sentence. Any outstanding loans made

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under this Section 5.4 shall, at the end of a calendar year, be converted into equity and contributed to the capital of AUCS as required such that the consolidated interest bearing debt of the AUCS Entities is equal to the equity in the Consolidated Financial Statements or any higher proportion of equity as is necessary to ensure that (i) the AUCS Entities are solvent and continue trading under all relevant laws and rules and (ii) the statutory auditors of the AUCS Entities are able to deliver an unqualified audit opinion under Dutch GAAP (or other applicable national GAAP).

                                  ARTICLE VI.
                        REPRESENTATIONS AND WARRANTIES

          Section 6.1  Representations of the AUCS Entities, Unisource Entities
                       --------------------------------------------------------
and the Indirect AUCS Stockholders. Each of the AUCS Entities party to this
-----------------------------------
Agreement, the Unisource Entities and the Indirect AUCS Stockholders severally represents and warrants to ISC as at the Commencement Date that:

(a) In the case of an Indirect AUCS Stockholder, a Unisource Entity and AUCS N.V., it is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is in good standing in each jurisdiction where the failure to be in good standing would have a material adverse effect on its business or ability to perform its obligations under this Agreement. In the case of AUCS, it is a general partnership duly formed, validly existing and in good standing under the laws of The Netherlands, and is in good standing in each jurisdiction where failure to be in good standing would have a material adverse effect on its business or ability to perform its obligations under this Agreement;

(b) In the case of an Indirect AUCS Stockholder, a Unisource Entity and AUCS N.V., it has all necessary corporate power and authority, and in the case of AUCS, AUCS has all the necessary partnership power and authority, to own, lease and operate its assets and to carry on its business;

(c) In the case of an Indirect AUCS Stockholder, a Unisource Entity and AUCS N.V., it has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on its part. In the case of AUCS, it has all necessary partnership power and authority to enter into this Agreement and to perform its obligations hereunder, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on its part;

(d) This Agreement constitutes the legal, valid and binding obligation of it, enforceable against it by ISC in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and except to the extent that enforceability is subject to the application of equitable principles (including good faith) or remedies;

(e) It is not a party to, and is not bound or affected by or subject to, any instrument, agreement, charter or by-law provision, law, rule, regulation, judgment or order which would be

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contravened or breached as a result of the execution of this Agreement, or consummation of the transactions contemplated hereby, where such contravention or breach would have a material adverse effect on the business, operations or financial condition of the AUCS Entities or the transactions contemplated by this Agreement;

(f) Except for any Form A/B filing by certain of the Parties to the European Commission in relation to the transactions contemplated between the Parties, no consent, approval or authorization of, or declaration or filing with, any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by it that has not been made or obtained in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby except where such failure to make or obtain such consent, approval, authorization, declaration or filing would not have a material adverse effect on the business, operations or financial condition of the AUCS Entities or the transactions contemplated by this Agreement;

(g) It has not employed or made any agreement with any broker, finder or similar agent or any person or firm which will, as a result of the transactions contemplated hereby, obligate Infonet or any AUCS Entity to pay any finder's fee, brokerage fees, commission or similar payment in connection with the transactions contemplated hereby.

(h) No order has been made or petition presented, meeting convened or resolution passed for the winding up of any of the Unisource Entities, any AUCS Entities or any Indirect AUCS Stockholder nor has any receiver been appointed or any distress, execution, or other process been levied in respect of the assets or any of them.

(i) No composition in satisfaction of the debts of any of the Unisource Entities, any AUCS Entities or any of the Subsidiaries or scheme of arrangement of its affairs or compromise or arrangement between it and either or both of its creditors or members or any class of either or both of its creditors or members has been proposed, sanctioned or approved.

(j) The Unisource Entities and the Indirect AUCS Stockholders are not aware of any fact, matter or circumstance which may have a material adverse effect on the business, assets or financial condition of the AUCS Entities considered as a whole which has not been disclosed in writing to ISC during its investigation of the AUCS Entities or otherwise in writing.

          Section 6.2  Representations of ISC.  ISC represents and warrants to
                       -----------------------
AUCS that:

(a) It is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware;

(b) It has all necessary corporate power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement;

(c) It has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder, and the execution and delivery of this Agreement and the

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consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on its part;

(d) This Agreement constitutes the legal, valid and binding obligation of ISC, enforceable against it in accordance with its terms;

(e) It is not a party to, and is not bound or affected by or subject to, any instrument, agreement, charter or by-law provision, law, rule, regulation, judgment or order which would be contravened or breached as a result of the execution of this Agreement or consummation of the transactions contemplated hereby;

(f) Except for any Form A/B filing by certain of the Parties to the European Commission in relation to the transactions contemplated between the Parties, no consent, approval or authorization of, or declaration or filing with, any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by it that has not been made or obtained in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

(g) There are no (i) outstanding orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against it or (ii) any actions, suits or legal, administrative or arbitration proceedings or investigations pending, which if determined adversely to it, could reasonably be expected to have a material adverse effect on it; and

(h) It has not employed or made any agreement with any broker, finder or similar agent or any person or firm which will, as a result of the transactions contemplated hereby, obligate any party hereto, other than ISC, to pay any finder's fee, brokerage fees, commission or similar payment in connection with the transactions contemplated hereby.

(i) It has the ability to provide management services in accordance with the terms of this Agreement.

                                 ARTICLE VII.
                                  TERMINATION

          Section 7.1  Termination
                       -----------

(a) Upon written notice, either of (i) Unisource or (ii) ISC, may immediately terminate this Agreement, without charge to the terminating Party, in the event of a material breach of this Agreement by any Party other than the Party seeking termination (including material failure by ISC to act in accordance with its obligations specifically set forth in Section 3.1), failure by any Party other than the Party seeking termination to pay any amount due and payable under this Agreement when due, subject to the Party seeking termination providing the Party in default with sufficient, prior written notice of such breach or failure to pay and allowing the Party in default 60 days to cure the same.

(b) Either of (i) Unisource or (ii) ISC, may terminate this Agreement without charge to the terminating Party, in the event that any Party (other than the terminating Party) voluntarily files a bankruptcy petition, or has an involuntary bankruptcy petition filed against it and such petition is not dismissed within 30 days, or in the event any Party (other than the terminating Party) is insolvent and unable to pay its debts as they mature, or if such Party shall make an assignment for the benefit of creditors or have a receiver appointed for its property. In the case of termination pursuant to this
Section 7.1(b), termination of this Agreement shall be effective immediately upon delivery of notice of such termination to Unisource or ISC as applicable.

(c) Upon 180 days prior written notice, either of (i) Unisource or (ii) ISC, may immediately terminate this Agreement without charge to the terminating Party.

(d) Unisource or ISC may terminate this Agreement in accordance with Section 4.1(c) on 30 days notice.

(e) The rights of termination provided herein shall be in addition to any other rights or remedies permitted by operation of law or in equity or under any other provision of this Agreement.

(f) Notwithstanding termination of this Agreement, Sections 1.1, 4.1(c), 5.2, 8.1, 9.1, 9.2, 9.3, 9.4, 10.2, 10.4, 10.8, Article XI, 12.2, 12.4 and this
Section 7.1(f) shall remain in full force and effect.

          Section 7.2  Orderly Handover.
                       ----------------

(a) Following the termination of this Agreement, ISC shall procure that those persons at Infonet who have been principally involved in providing the management services to the AUCS Entities set forth in Section 3.1 shall make themselves available for consultation during normal business hours by Unisource, at Unisource's expense, for up to 60 days following termination of this Agreement about the matters within their management control during the Term.

(b) Following termination of this Agreement, ISC shall provide to the AUCS Entities, for such transitional period as shall be agreed between ISC and AUCS on arm's length commercial terms, and to the extent that ISC is reasonably able, such operational services as were provided by Infonet to, or on behalf of, the AUCS Entities immediately prior to termination as the AUCS Entities may require in order to continue to provide the services which the AUCS Entities provided immediately prior to the date of termination of this Agreement. Any such operational services provided will be provided by ISC shall be in accordance with an outsourcing agreement to be agreed between the Parties as and when required.

                                 ARTICLE VIII.
                                   COVENANTS

          Section 8.1  Confidential Information.  While this Agreement is in
                       -------------------------
effect and for a period of 36 calendar months thereafter the Parties will hold in confidence the financial terms and provisions of this Agreement and any financial and other confidential information relating to the AUCS Entities which ISC obtains during its management of the business, affairs, operations and actions of the AUCS Entities (collectively the "Confidential Information"). The
                                               --------------------------
Parties hereby acknowledge and agree that the Confidential Information is confidential and proprietary and is not to be disclosed to third persons without the prior written consent of both AUCS and ISC. The Parties shall not disclose such Confidential Information to any third party

(other than to officers, directors, employees and agents of AUCS and ISC, each of whom is bound by this Section 8.1) except:

(a) to the extent necessary to comply with applicable law or the valid order of a governmental agency or court of competent jurisdiction; provided, however,
                                                          --------  -------
that the Party making such disclosure shall seek confidential treatment of said information from such third parties;

(b) as part of its normal reporting or review procedure to regulatory agencies, its parent company, its auditors and its attorneys; provided that the Party
                                                    --------
making such disclosure to any such regulatory agency shall give the other
Party advance written notice of any disclosure, shall seek confidential treatment of such information and shall use commercially reasonable efforts to cooperate with the other Party in seeking confidential treatment of such information; provided that any other third party (not being a regulatory
             --------
agency) to whom disclosure is made agrees to the confidential treatment of such information;

(c) in order to enforce its rights and perform its obligations pursuant to this Agreement, including obtaining any necessary government authorizations with respect to this Agreement;

(d) to the extent required by any public offering of securities of ISC in any jurisdiction;

(e) pursuant to the disclosure requirements of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 and any similar legislation in any jurisdiction, in each case as amended and the rules and regulations promulgated thereunder; and

(f) to the extent necessary to obtain appropriate insurance, to its insurance agent; provided that such agent agrees to the confidential treatment of
       --------
such information.

          In the event that any Party is requested (the "Disclosing Party")
                                                         ----------------
pursuant to, or becomes compelled by, applicable law, regulation or legal process to disclose any Confidential Information, the Disclosing Party will provide any non-Disclosing Party with prompt written notice so that any non-Disclosing Party may seek a protective order or other appropriate remedy. In the event that no such protective order or other remedy is obtained, the Disclosing Party will furnish only that portion of the Confidential Information which the Disclosing Party is advised by counsel is legally required and cooperate, at the Disclosing Party's sole cost and expense, with the other party's efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

          Section 8.2  No Litigation.  Both Unisource and ISC agree to notify
                       --------------
each other upon the occurrence of any judgment, threatened or pending litigation or proceeding involving or affecting the transactions provided for in, or contemplated by, this Agreement (collectively, "Proceedings"). Each party
                                                -----------
confirms to the other that it is not presently aware of any such Proceedings.

          Section 8.3  General Cooperation; Further Assurances.  Each Party,
                       ----------------------------------------
at its expense, shall promptly and duly execute and deliver to the other Parties such further documents and assurances and take such further action as the other Parties may from time to time reasonably request in writing in order to carry out more effectively the intent and purpose of this Agreement

(including, without limitation, any applications, documents and reports required by any governmental authority).

          Section 8.4  Regulation.  ISC reserves the right to take all actions,
                       ----------
including termination of Contract Services, which is reasonably necessary to enable Infonet, any Affiliate or any AUCS Entity to comply with applicable national or international communications regulations, laws or tariffs.

                                  ARTICLE IX.
                  LIMITATION OF LIABILITY AND INDEMNIFICATION

          Section 9.1  Liability
                       ---------

(a)  Liability.  THE PARTIES AGREE THAT NO PARTY  WILL BE HELD TO ANY WARRANTIES
     ----------
DIRECTLY OR INDIRECTLY RELATED TO SERVICES, SYSTEMS, PRODUCTS AND CONTRACTS, WHETHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE WARRANTY OF SATISFACTORY QUALITY AND FITNESS FOR A PARTICULAR PURPOSE OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT.

(b)  Consequential Loss.  IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY
     ------------------
INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF USE, REVENUE, OR PROFIT, EVEN WHERE THE OTHER PARTY HAD BEEN ADVISED, KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES. No Party nor the owner of any computer programs licensed to it shall be responsible for any application of the results obtained from the use of any computer programs or equipment or for unintended or unforeseen results obtained by any customer in the use of such programs.

          Section 9.2  Indemnity to Infonet.
                       ---------------------

(a) Subject to Section 9.1 above, each of the AUCS Entities jointly and severally, the Unisource Entities severally and each of the Indirect AUCS Stockholders severally indemnifies and holds harmless Infonet and their respective stockholders, members, officers, directors, employees and agents (individually, an "ISC Indemnified Party" and, collectively, the "ISC
                   ---------------------                          ---
Indemnified Parties") from and against any and all Losses incurred by such
-------------------
ISC Indemnified Party or ISC Indemnified Parties by reason of, or resulting from, (i) the breach of any representation, warranty or covenant made by any of the AUCS Entities, the Unisource Entities or any of the Indirect AUCS Stockholders in this Agreement, (ii) ISC's management of the AUCS Entities or right to manage the AUCS Entities during the Term, (iii) any taxes of any AUCS Entity, (iv) any third party claim against any ISC Indemnified Party relating to breaches by the AUCS Entities, the Unisource Entities and/or the Indirect AUCS Stockholders of any of their representations or warranties or any of their obligations hereunder or any obligations of any of the foregoing to such third party; (v) any liabilities of any AUCS Entity to any third party, whether incurred before or after the Review Point and (vi) any liabilities of any ISC Indemnified Party incurred in connection with the liquidation of any AUCS Entity; provided that none of the AUCS Entities, the Unisource Entities or the
        --------
Indirect AUCS Stockholders will be liable to any

ISC Indemnified Party pursuant to this Section 9.2(a) (i) unless the aggregate amount otherwise due to the ISC Indemnified Parties exceeds on a cumulative basis Euro 100,000 (one hundred thousand Euro) and (ii) if, but only to the extent that, such Losses are incurred as a direct result of any willful misconduct or negligence on the part of ISC or the breach by ISC of any of its responsibilities, warranties or covenants expressly set forth in this Agreement.

(b) Each of the Indirect AUCS Stockholders severally indemnifies and holds harmless the ISC Indemnified Parties for any liabilities arising in connection with the employment agreements and employment relationships between the AUCS Entities and their employees, former employees, and/or other persons in any jurisdiction, including but not limited to any liability under the EC Acquired Rights Directive (Business Transfer Directive 77(187)) or any domestic derivative including articles 7:662-666 of the Dutch Civil Code, and for any fiscal, pension, social security or other liabilities (including but not limited to liability on account of "inlenersaansprakelijkheid") relating to the employees, former employees, workers and/or other persons involved with the AUCS Entities.

          Section 9.3  Indemnity to Unisource.  Subject to Section 9.1 above,
                       -----------------------
ISC indemnifies and holds harmless the Unisource Entities, the AUCS Entities and the Indirect AUCS Stockholders, and their respective officers, directors, employees and agents (individually, an "AUCS Indemnified Party" and,
                                        ----------------------
collectively, the "AUCS Indemnified Parties" and together with the ISC
                   ------------------------
Indemnified Parties, the "Indemnified Parties") from and against any and all
                          -------------------
Losses incurred by such AUCS Indemnified Party or AUCS Indemnified Parties by reason of, or resulting from, the breach of any representation, warranty or covenant made by ISC in this Agreement, provided that ISC will not be liable to
                                        --------
any AUCS Indemnified Party pursuant to this Section 9.3 (i) unless the aggregate amount otherwise due the AUCS Indemnified Parties exceeds on a cumulative basis Euro 100,000 (one hundred thousand Euro) and (ii) if, but only to the extent that such Losses are incurred as a direct result of any willful misconduct or negligence on the part of any AUCS Entity, any Unisource Entity or any Indirect AUCS Stockholder or the breach by any of the foregoing of any of their respective representations, warranties or covenants expressly set forth in this Agreement.

          Section 9.4  Indemnification Procedures.  In the case of any claim
                       ---------------------------
asserted by a third party against an Indemnified Party, notice shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge
-------------------
of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defence of any claim or any litigation resulting therefrom; provided that (i) the counsel for the Indemnifying Party who shall conduct the
--------
defence of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may participate in such defence at such Indemnified Party's expense, and (iii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is materially damaged as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defence of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party shall in good faith determine that the conduct of the defence of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party's tax liability or the ability of Indemnified Party to conduct its business, or that the Indemnified Party may have available to it one or more defences or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defence, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party. In the event that the Indemnifying Party does not accept the defence of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defence of any claim or litigation subject to this Section 9.4 and the records of each shall be available to the other with respect to such defence.

                                  ARTICLE X.
                                 MISCELLANEOUS

          Section 10.1  Assignment.
                        -----------

(a) Except as provided in Section 10.1(b) below, none of the Parties may assign, sublicense, transfer or otherwise dispose of any rights or sub-contract or transfer or otherwise dispose of any obligations under this Agreement, other than in connection with the sale or transfer of all or substantially all the assets of the assigning Party, except with the prior written approval of Unisource and ISC, which approval shall not be unreasonably withheld or delayed.

(b) The Unisource Entities and the Indirect AUCS Stockholders may do any of the following, provided that any such actions do not and will not affect the rights of ISC under this or any other agreement:

              (i)  simplify the corporate governance of AUCS and/or AUCS N.V.;

              (ii) transfer the interests of the Unisource Entities in (x) AUCS and AUCS N.V., (y) AUCS and the assets of AUCS N.V., or (z) the assets of AUCS and AUCS N.V., either directly or indirectly to the Indirect AUCS Stockholders.

(c) The Parties other than ISC shall, from time to time on being requested to do so by ISC, now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to ISC as ISC may consider necessary for giving full effect to this Agreement and securing to ISC the full benefit of the rights, powers and remedies conferred upon ISC in this Agreement at the cost and expense of the Parties other than ISC.

          Section 10.2  Governing Law and Arbitration.
                        ------------------------------

(a) This Agreement shall be governed by and shall be construed in accordance with English law, without reference to the choice of law provisions thereof. Accordingly any dispute arising out of or having any connection with this Agreement shall be decided exclusively in accordance with English law; provided
                                                                       --------
that all such disputes shall be referred, in the first instance, to the respective chief executive officers of the Parties for resolution.

(b) If a dispute, after having first been discussed by the chief executive officers of each of the relevant Parties (provided that if the dispute is
                                          --------
between ISC and an AUCS Entity, the matter shall be discussed between the chief executive officers of ISC and Unisource), is not resolved by the said chief executive officers within a maximum of 14 days, the dispute shall be referred to and finally resolved by arbitration under the London Court of International Arbitration ("LCIA") Arbitration Rules, which Arbitration
                            ----
Rules are deemed to be incorporated by reference to this Section 10.2(b).

(c) Any arbitration commenced pursuant to Section 10.2(b) shall be administered by the LCIA and the standard LCIA administrative procedures and schedule of costs shall apply. In any such arbitration, the appointing authority shall be the LCIA.  The number of arbitrators shall be three and such arbitrators to include persons experienced in European telecommunications (the "Arbitrators"). The place of arbitration shall be London and the language
 -----------
used in the arbitral proceedings shall be English. The governing law of the Agreement shall be the substantive law of England.

(d) The fees of the Arbitrators, the costs of the LCIA and the cost of the other Parties relating to the arbitration (including, but not limited to, the reasonable costs of professional advisers) shall be borne by those Parties against whom the Arbitrators make any award in the proportion of any such award.

(e) The Arbitrators shall have authority to award interest on any amount awarded by the Arbitrators up to the date of that award at the rate equal to 1
(one) percentage point above the three month EURIBOR rate for Euros from time to time. If any amount payable as a result of a decision of the Arbitrators is not paid within 14 days of publication of that decision, interest will thereafter accrue on the amount at the rate equal to 2 (two) percentage points above the three month EURIBOR rate for Euros from time to time.

(f) The referral of a dispute to arbitration under Section 10.2(b) shall not preclude any Party from obtaining interim relief on an urgent basis from a court of competent jurisdiction pending any decision of the Arbitrators.

(g) Any decision of the Arbitrators shall be final, conclusive and binding on the Parties, and the Parties agree to exclude, so far as lawfully possible to exclude, any right of application or appeal to the English (or other) courts in connection with any question of law arising in the arbitration or in connection with any award or decision made by the Arbitrators, except as may be necessary to enforce such award or decision.

(h) The provisions of this Section are severable from the rest of this Agreement and shall remain in effect despite the termination of or invalidity for any reason of this Agreement.

          Section 10.3  No Partnership.  ISC shall perform its obligations
                       ---------------
hereunder as an independent contractor of the respective AUCS Entities. Nothing in this Agreement shall be deemed to create any joint venture, partnership or principal and agent relationship between any of the AUCS Entities, the Unisource Entities, and the Indirect AUCS Stockholders on the one hand and Infonet on the other hand and no Party shall hold itself out in its advertising or otherwise in any manner which would indicate or imply any such relationship with another.

          Section 10.4  No Fiduciary Duties.  The AUCS Entities, the Unisource
                        --------------------
Entities, the Indirect AUCS Stockholders expressly agree that neither this Agreement nor any actions taken by ISC in its performance of its obligations hereunder, including but not limited to actions taken in connection with the management services provided by ISC pursuant to Article III hereof or otherwise, cause or will cause Infonet to have any fiduciary, trustee or similar obligations to the AUCS Entities, Unisource, UPES or the Indirect AUCS Stockholders.

          Section 10.5  Validity.  If any provision of this Agreement is found
                        ---------
or held to be invalid or unenforceable, the validity of all the other provisions hereof shall not be affected thereby and the parties agree to meet and review the matter and if any valid and enforceable means is reasonably available to achieve the same object as the invalid or unenforceable provision, to adopt such means by way of variation of this Agreement. However, if any invalid term is capable of amendment to render it valid, the parties agree to negotiate an amendment to remove the invalidity.

          Section 10.6  Due Diligence.  Prior to the date hereof, ISC has,
                        --------------
directly or through its representatives, reviewed the properties, books and records of AUCS listed on the Data Room Index initialed by the Parties ISC and Unisource comprising Exhibit 10.6 and their financial and legal condition to the extent that it has deemed necessary or advisable to familiarize itself with the properties and other matters related to the AUCS Entities; such review shall not, however, affect the representations or warranties made by the AUCS Entities, the Unisource Entities and the Indirect AUCS Stockholders herein, or the remedies of ISC for the breach of those representations and warranties.

          Section 10.7  Severability.  In the event that any of the terms of
                        -------------
this Agreement are found to be invalid, unlawful or unenforceable, such terms (provided that they are not fundamental to the agreement) shall be severable
 --------
from the remaining terms, which shall continue to be valid and enforceable.

          Section 10.8  Variation.  No variation of or addition to this
                        ----------
Agreement shall be of any force or effect unless reduced to writing, signed by or on behalf of Unisource (on behalf of all the Unisource Entities and the Indirect AUCS Stockholders), AUCS N.V. (on behalf of all the AUCS Entities) and ISC and expressed to amend this Agreement.

          Section 10.9  Entire Agreement.  This Agreement (including the
                        -----------------
documents referred to in it) replaces all prior agreements and arrangements between the Parties and constitutes the entire understanding between the parties relating to the subject matter of this Agreement. Each Party acknowledges that in agreeing to enter into this Agreement it has not relied on any representations, warranties or promises (except those set out in this Agreement) made by or on behalf of the other Parties before the signature of this Agreement. Each Party waives all rights and remedies which, but for this Section, might otherwise be available to it in respect of any such representation, warranty or promise, provided that nothing in this Section shall limit or exclude any liability for fraud.

          Section 10.10  Waiver.  A waiver by the Parties of a breach of any
                         -------
term or condition of this Agreement in any one instance shall be in writing and shall not be deemed as a continuing waiver or a waiver of any other or subsequent breach unless the written notice so provides.

          Section 10.11  Notices.
                         -------

(a) The Parties choose the following addresses as the address at which they will accept service of all documents and notices relating to this Agreement.

to ISC at:

          2100 East Grand Ave
          El Segundo CA 90245
          USA

          Fax: +1 310 322 6229
          Attention: The General Counsel

to any Unisource Entity at:

          c/o Unisource NV
          "Transpolis"
          Polarisavenue 97
          2137 JH, Hoofddorp
          The Netherlands

          Fax: +31 23 568 6200
          Attention: The General Counsel

to any AUCS Entity at:

          Spicalaan 1-59
          2132 JG Hoofddorp
          The Netherlands

          Fax: +31 23 569 7177
          Attention: The General Counsel

to Telia at:

          Marbackagatan 11
          Stockholm
          Sweden

          Fax:  +46 89 46 470
          Attention: Director of Legal Affairs

To KPN at:

          Maanweg 174
          2516 AB, The Hague
          The Netherlands

          Fax: + 31 70 322 3675
          Attention: The General Counsel

To Swisscom at:

          Lindenpark
          Worblaufen
          CH-3050
          Berne, Switzerland

          Fax: + 41 31 342 3447
          Attention: Chief Legal Counsel

          Any notice to be given by a Party to another Party in terms of this Agreement shall be given by prepaid registered post, or by facsimile or shall be delivered by hand; provided that:
                                         --------

              (i) any notice given by prepaid registered post for which a signed receipt is issued shall be deemed to have been received by the addressee, in the absence of proof to the contrary, ten days after the date of postage;

              (ii) any notice delivered by hand during normal business hours for which a signed receipt is issued shall be deemed to have been received by the addressee, in the absence of proof to the contrary, at the time of delivery; and

              (iii) any notice given by facsimile shall be deemed to have been received by the addressee, in the absence of proof to the contrary, immediately upon the issuance by the transmitting facsimile machine, of a report confirming correct transmission of all the pages of the document containing the notice or upon receipt by the transmitting facsimile machine, at the end of the notice being transmitted, of the automatic answer back of the receiving facsimile machine.

          Section 10.12  Counterparts.  This Agreement may be executed in one
                         -------------
or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

          Section 10.13  General.  Unless expressly provided otherwise, all
                         -------
representations, warranties, undertakings, covenants, agreements and obligations made, given or entered into in this Agreement by the Indirect AUCS Stockholders and/or the Unisource Entities are each made, given or entered into severally by each such entity.

          Section 10.14  Filing.  Each Party hereto shall use its reasonable
                         ------
efforts to obtain all authorizations, consents, orders and approvals of, to give all notices to and make all filings with, all governmental authorities and other third parties that may be or become necessary (or as otherwise agreed by the Parties) for its execution and delivery of, and performance of its obligations pursuant to, this Agreement, and each Party will cooperate fully with the other Parties in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings (including any filings to be submitted to the European Commission as a result of this Agreement). Each Party will bear its own costs, expenses and disbursements in relation to any and all such costs, expenses and disbursements incurred by it under this Section 10.14.

                                  ARTICLE XI.
                                   GUARANTEE

          Section 11.1 In consideration of ISC entering into this Agreement, the Indirect AUCS Stockholders (the "Guarantors") hereby severally
                                     ----------
unconditionally guarantee to ISC and its successors, transferees and assigns and to AUCS N.V. the due and punctual performance and observance by the AUCS Entities and the Unisource Entities of all the AUCS Entities' and the Unisource Entities' obligations and the punctual discharge by the AUCS Entities and the Unisource Entities of all the AUCS Entities' and/or the Unisource Entities' liabilities to Infonet or AUCS N.V. and/or any other Parties contained in or arising under this Agreement or arising from any termination of this Agreement.

          Section 11.2 If any AUCS Entity or Unisource Entity shall make default in the payment when due of any amount payable to Infonet and/or any other Party under this Agreement (including any AUCS Entity) or arising from the termination thereof, the Guarantors shall forthwith on demand by Infonet unconditionally pay to ISC in the manner prescribed in this Agreement an amount equal to the amount payable by such AUCS Entity or Unisource Entity.

          Section 11.3 As an independent and primary obligation, without prejudice to Section 11.1, the Guarantors hereby unconditionally and irrevocably agree to indemnify and keep indemnified ISC against all and any losses, costs, claims, liabilities, damages, demands and expenses suffered or incurred by ISC and/or any other Party arising from failure of any AUCS Entity or Unisource Entity to comply with any of its material obligations or discharge any of its liabilities under this Agreement or arising from the termination of this Agreement or by reason of the AUCS Entities or the Unisource Entities not being at any time, or ceasing to be, liable in respect of the obligations and liabilities purported to be assumed by them in accordance with the express terms of this Agreement.

          Section 11.4  The guarantee and indemnity contained in this Article
XI shall be a continuing guarantee and indemnity and shall continue in full force and effect until all liabilities or purported liabilities of the AUCS Entities and the Unisource Entities arising under, and all monies owing or payable or purported to be owing or payable by the AUCS Entities or the Unisource Entities under this Agreement or arising from any termination of this Agreement, have been paid, discharged or satisfied in full and notwithstanding any insolvency or winding up of any AUCS Entity or Unisource Entity or any change in the status of any AUCS Entity or any Unisource Entity.

          Section 11.5 The Guarantors shall not be exonerated or discharged nor shall their liability be affected by any forbearance, whether as to payment, time, performance or otherwise howsoever, or by any other indulgence being given to any AUCS Entity or any Unisource Entity or by any variation of the terms of this Agreement or by any act, thing, omission or means whatever which, but for this provision, might operate to exonerate or discharge the Guarantors from their obligations under the guarantee and indemnity contained in this Article XI.

                                 ARTICLE XII.
                           GOVERNANCE AND REPORTING

          Section 12.1  Supervisory Board.  The Supervisory Board of AUCS N.V.
                        ------------------
(the "Supervisory Board") will remain in existence and continue to function
      -----------------
during the Term. The approval of the Supervisory Board must be obtained prior to undertaking any of the actions listed in subparagraphs (a) to (m) below. For the avoidance of doubt, the list below is a definitive list of all actions requiring the approval of the Supervisory Board and the approval of the Supervisory Board or Indirect AUCS Stockholders shall not be required in any other matters. All governing documents of all AUCS Entities shall be modified accordingly and, pending such modification, shall be construed in accordance with this Section
12.1 and Section 3.1(b):

(a) the issuance or acquisition of shares or stock and debt instruments issued by an AUCS Entity or by a general or limited partnership in which an AUCS Entity is a general partner;

(b) the issuance of depository receipts for shares in the capital stock of any AUCS Entity;

(c) an application for listing or withdrawal of a listing at a stock exchange of shares, debentures, bonds and depository receipts of any AUCS Entity;

(d) the commencement or termination of a major long-lasting joint venture or other revenue-sharing arrangement of the AUCS Entities with another corporation or partnership (other than Infonet), or participation as a general partner in a general or limited partnership if this joint venture or other revenue-sharing arrangement or termination is of major significance to an AUCS Entity.

(e) any acquisition by AUCS N.V. or a subsidiary of a material participation in another corporation and any significant increase or decrease in any such participation;

(f)  any proposal to make a major amendment to the articles of the AUCS
Entities;

(g)  any proposal to dissolve any of the AUCS Entities;

(h) the filing of a petition for bankruptcy of any AUCS Entity or for a suspension of payments by any AUCS Entity;

(i)  any proposal to reduce the issued capital of any AUCS Entity;

(j) any proposal to submit the annually-required EU compliance report of AUCS to the relevant authorities;

(k) any fundamental change in the nature of the business of the AUCS Entities following the Commencement Date, other than any such changes which contemplated by the AT&T Exit Obligations, this Agreement or other agreements to which Infonet and or any AUCS Entity are parties;

(l) the recipient of any payment to be made by ISC in accordance with Section 5.2(b) of this Agreement; and

(m)  Capital Expenditures as described in Section 4.2.

          Section 12.2  Relationship Management Committee.  Unisource and ISC
                        ---------------------------------
shall constitute a committee to act as a forum to discuss issues arising out of this Agreement and the implementation of its terms (the "Relationship Management
                                                         -----------------------
Committee").  For the avoidance of doubt, the Relationship Management Committee
---------
shall not be a decision-making body. The Relationship Management Committee shall meet not less frequently than once every calendar quarter. The meetings shall be held at Hoofddorp, The Netherlands or at such other place agreed by the Relationship Management Committee. At each meeting, representatives of ISC shall report on their general activities arising out of its obligations under this Agreement and progress towards reducing the losses of the AUCS Entities. The Relationship Management Committee shall comprise six persons, three of whom shall be appointed by ISC and one of whom shall be appointed by each Indirect AUCS Stockholder. The Chairman shall be one of the ISC appointees (selected by ISC). Any member of the Relationship Management Committee may call meetings of the Relationship Management Committee. The quorum required for any meeting of the Relationship Management Committee shall be four persons present, comprising not less than two ISC appointees and not less than two Indirect AUCS Stockholder appointees. Each member of the Relationship Management Committee shall have one vote on any matter voted on. Decisions shall be taken by simple majority vote. The Chairman shall not have a second or casting vote. No cumulative voting shall be permitted. Any member may appoint another member as his alternate to attend and vote in his place. The Chairman shall keep (or appoint someone to keep) minutes, tallies of votes and all other records of such meetings.

          The Relationship Management Committee shall have non-exclusive jurisdiction to be consulted with regard to the following matters:

(a) compliance with this Agreement (including without limitation, the continuity and quality of service relations with AT&T and WorldPartners and compliance with the AT&T Exit Agreements and the WorldPartners Membership Agreement);

(b)  progress towards targeted loss reductions (including Restructuring Costs);

(c)  financial relations between Infonet and the AUCS Entities;

(d)  monthly, quarterly and annual financial reporting requirements;

(e)  tax issues;

(f)  liabilities dating from the period prior to the Management Agreement;

(g)  services to be provided by the AUCS Entities after mid 2002;

(h)  policy on potential termination of loss making services;

(i)  branding policies;

(j)  regulatory matters;

(k) the Review of Operations and any subsequent material changes to the Review of Operations;

(l) proposals for the termination of the employment of a significant number of employees of any AUCS Entity, at the same time or within a short time span;

(m) proposals for a substantial change in the employment conditions of a significant number of employees of any AUCS Entity;

(n) all other matters which are subject to Supervisory Board approval as set forth in Section 12.1;

(o)  material commitments of the AUCS Entities continuing after June 2002; and

(p)  material disputes between AUCS and service providers and with distributors.

          Section 12.3  Accounts.
                        --------

(a) Within 10 working days (or otherwise in accordance with AUCS' historic practice), following the end of each calendar month during the Term, ISC shall cause AUCS to prepare and deliver to ISC and Unisource the Management Accounts for such month and, for information purposes only, budget information, in such manner and to the same extent as historically provided.

(b) Within 45 working days (or otherwise in accordance with AUCS' historic practice), following the end of each calendar year, ISC shall cause AUCS to prepare and deliver to ISC and Unisource Consolidated Financial Statements audited for Unisource consolidation purposes (to the extent historically done by AUCS) and a statement of the AUCS Entities' Adjusted EBITDA Losses for such calendar year. In the event of any dispute between ISC and Unisource as to such Consolidated Financial Statements or the statement of the AUCS Entities' Adjusted EBITDA Losses, they shall be subject to the same review, and dispute resolution procedures set forth in Section 4.1(f).

          Section 12.4  Agreements with Infonet.  During the Term, Infonet
                        -----------------------
shall cause the AUCS Entities to implement all agreements with Infonet in accordance with their terms. Any new agreements entered into between Infonet and any AUCS Entity during the Term shall be negotiated and entered into on an arms-length basis. Not more than once in any calendar year, during the Term, Unisource may, at its own cost and expense, appoint an independent external auditor to perform a review of Infonet's compliance with this Section 12.4.

          Section 12.5  Assistance with Liquidation.  If the Review Point is
                        ---------------------------
exceeded and Unisource determines to liquidate the AUCS Entities or if within 30 days following the termination of this Agreement for any reason Unisource decides to liquidate the AUCS Entities on a solvent basis, Unisource shall have the right to request and upon such request ISC shall provide management support to the AUCS Entities in connection with such liquidation, subject to the Parties agreeing reasonably acceptable terms, including appropriate payment and indemnification terms. Infonet shall be not liable for and shall be fully indemnified against, all costs and expenses of liquidation and all liabilities of the AUCS Entities and the Unisource Entities and all liabilities of Infonet incurred in connection therewith.

                           [signature pages follow]

          SIGNED this 30th day of September, 1999.

For and on behalf of ISC
INFONET SERVICES CORPORATION

By:    __________________________
Title: __________________________

For and on behalf of AUCS
AUCS COMMUNICATIONS SERVICES v.o.f., represented by AUCS N.V.

By:    __________________________
Title: __________________________

For and on behalf of AUCS N.V.

AUCS COMMUNICATIONS SERVICES N.V.

By:    __________________________
Title: __________________________

For and on behalf of UPES
UNISOURCE PAN-EUROPEAN SERVICES B.V.
By:    __________________________
Title: __________________________

For and on behalf of Unisource N.V.
UNISOURCE N.V.

By:    __________________________
Title: __________________________

For and on behalf of Unisource Nominee
BRIAP B.V.

By:    __________________________
Title: __________________________

For and on behalf of Telia
TELIA AB

By:    __________________________
Title: __________________________

For and on behalf of KPN
KPN TELECOM B.V.

By:    __________________________
Title: __________________________

For and on behalf of Swisscom
SWISSCOM AG

By:    __________________________
Title: __________________________

                                 Schedule 1.1
                                 ------------

"Affiliate"                    means (i) ISC, (ii) each current or future
                               corporation or entity owned or under the Control of ISC, (iii) any of ISC's current or future subsidiaries, (iv) any current or future corporate entity (or subsidiary thereof) whose primary business is to conduct data communications or other related activities, and such entity has entered into a legal relationship with ISC or any of its Affiliates whereby such corporation has the right to conduct business under the trademark and tradename of "Infonet" and which entities as of the Commencement Date are listed in Schedule B, as it may be amended from time to time by ISC upon notice to Unisource and consent of Unisource which will not be unreasonably withheld or delayed.

"Arbitration Rules"            means the rules of the LCIA in accordance with
                               which any LCIA arbitration will be conducted, or such amended rules as the LCIA may have adopted hereafter to take effect before the commencement of the arbitration

"AT&T" means AT&T Pan-European Services Inc. and, where the context permits, AT&T Corporation and any of its subsidiaries.

"AT&T Exit Agreements"         means the Framework Agreement entered into
                               between the AUCS Entities, UPES, Unisource and various AT&T entities, dated May 29, 1999 including all the various ancillary documents set out as schedules to that Framework Agreement, to the extent disclosed to ISC by Unisource (for the avoidance of doubt, section 6 and related schedules of the Framework Agreement and certain other pricing and financial information were not disclosed by Unisource to ISC), true and correct copies of all of which have been delivered to ISC which documents are listed at Schedule A.

"AT&T Exit Obligations"        means liabilities, losses, costs and expenses
                               arising pursuant to the terms of the AT&T Exit
                               Agreements during the Initial Term only but excluding, for the avoidance of doubt, any of such liabilities, losses, costs and expenses
                               (whether actual or contingent) which have arisen at any time prior to commencement of the Term, including those reflected in the Commencement
                               Date Financial Statements, or, for the avoidance of doubt, any matters relating to non-disclosed items in the AT&T Exit Agreements.

"AUCS Entities' EBITDA         means the negative consolidated net earnings of
Losses"                        the AUCS Entities from ordinary activities
                               (including the AT&T Exit Obligations) before interest income and expense, taxation, depreciation and amortization for the relevant period as presented in the Management Accounts or the Consolidated Financial Statements but excluding the Management Fee, any Restructuring
                               Costs and any Liquidation Costs.

"AUCS Entities' Adjusted       means the AUCS Entities' EBITDA Losses plus the
EBITDA Losses"                 Management Fee. For the avoidance of doubt, any
                               liabilities of the AUCS Entities arising prior to the Commencement Date of this Agreement including those reflected in the Commencement Date
                               Financial Statements, shall not be included.

"Commencement Date"            means October 1, 1999, 00:01am.

"Consolidated Financial        means, with respect to any period and as of any
Statements"                    date, consolidated financial statements of the
                               AUCS Entities including an income statement, a statement of source and use of funds and a balance sheet all prepared in accordance with Dutch GAAP.

"Control"                      means in relation to a body corporate, the power
                               of a person to secure that its affairs are conducted in accordance with the wishes of that person:

                               (a) by means of the holding of shares or the possession of voting power in or in relation to that or any other body corporate; or

                               (b) by virtue of any powers conferred by the articles of association or any other document regulating that or any other body corporate, and, in relation to a partnership, means the right to a share of more than one half the assets, or of more than one half of the income, of the partnership;

"Dutch GAAP"                   means Netherlands generally accepted accounting
                               principles as consistently applied by Unisource in respect of AUCS.

"Encumbrance"                  means any interest or equity of any person other
                               than ISC (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title, retention or any other security agreement or arrangement.

"Liquidation Costs"            means any and all liabilities (whether absolute
                               or contingent accrued or unaccrued or otherwise) incurred by any AUCS Entity, or Infonet on its behalf, during the Initial Term in connection with the winding up or liquidation of any or all AUCS Entities including, without limitation, settlement of all outstanding liabilities, resulting severance costs, the fees, costs, disbursements and expenses of any liquidators in any jurisdiction, court fees, taxes and all legal, accounting, consulting and other directly allocable fees, costs, disbursements and expenses of any AUCS Entity or, Infonet on its behalf.

"Losses" means any and all liabilities, damages, costs and expenses (including, without limitation, counsel fees and expenses).

"Management Accounts"          means monthly and quarterly consolidated income
                               statements and a balance sheet and a statement of the source and use of funds of the AUCS Entities prepared in accordance with Dutch GAAP, except for the absence of year-end adjustments and footnotes and accompanied, during the Initial
                               Term by AUCS' best estimate of the AUCS Entities'
                               Adjusted EBITDA Losses as of the date of such Management Accounts.

"Restructuring Costs"          means any and all costs incurred by AUCS, or by
                               Infonet on behalf of the AUCS Entities, in connection with the restructuring of the AUCS
                               Entities, during the Initial Term for:

                               (i) the lawful termination of employment of work or services by workers or employees;

                               (ii) early termination or related exit costs related to any consultant contract;

                               (iii) early termination or related exit costs
                                     related to maintenance contracts;

                               (iv) early termination or related exit costs related to RTU/MSE, SA 1.x contracts (RTU/MSE, SA 1.x as currently defined and classified in the AUCS accounting records);

                               (v) early termination or related exit costs related to facility related contracts;

                               (vi) early termination or related exit costs of Direct Backbone related contracts (Direct Backbone as currently defined and classified in the AUCS accounting records). Without limitation such costs include: leased lines, capacity contracts, dial in rotaries, and volume or growth commitments.

                               For the purposes of this definition all of (i) through (vi) shall:

                               (a) without limitation include all reasonable external legal, accounting, consulting costs and reasonable out-of-pocket expenses, incurred by any AUCS Entity, or by Infonet on behalf of AUCS, in connection with the restructuring of the AUCS Entities;

                               (b)   be applicable for any AUCS Entity;

                               (c)   in cases where Infonet incurs costs on
                                     behalf of AUCS, require pre-approval by the AUCS daily management.

"Term" means the period from the Commencement Date through the Termination Date.

"Termination Date              means 11:59p.m., Greenwich Mean Time on the third
                               anniversary of the Commencement Date or, where the term of the Agreement has been extended beyond the Initial Term, 11:59p.m., Greenwich
                               Mean Time on the date upon which such extension would otherwise expire.

"VAT" means Value Added Tax or any similar tax from time to time replacing it or performing a similar fiscal function.

"WorldPartners Membership     means (i) the WorldPartners Association
Agreements"                   Membership Agreement between WorldPartners Company
                              and Unisource N.V. dated 30 September 1994, and
                              (ii) the WorldPartners Association membership
                              Agreement between AT&T Communications (UK) Ltd.
                              and WorldPartners Company dated 21 October 1994, which membership was transferred to AUCS on or about 25 October 1996 and whereby AUCS became the WorldPartners Association Member for Europe, but only to the extent that true and correct copies of which have been delivered to ISC.


The capitalized terms listed below shall have the meanings given to them in the sections of this Agreement cross referenced below:

"Accountants"                 shall have the meaning set forth in Section
                              4.1(f);

"Agreement"                   shall have the meaning set forth in the
                              Introduction;

"Arbitrators"                 shall have the meaning set forth in Section
                              10.2(c);

"AT&T Exit"                   shall have the meaning set forth in the Recitals;

"AUCS"                        shall have the meaning set forth in the
                              Introduction;

"AUCS Entity"                 and "AUCS Entities" shall have the meanings set
                              forth in the Introduction;

"AUCS Indemnified Party"      or "AUCS Indemnified Parties" shall have the
                              meaning set forth in Section 9.3;

"AUCS N.V."                   shall have the meaning set forth in the
                              Introduction;

"Capital Expenditure"         shall have the meaning set forth in Section
                              4.2(a);

"Closing Date Financial       shall have the meaning set forth in Section 5.2;
 Statements"

"Commencement Date            shall have the meaning set forth in Section
 Financial Statements"        4.1(f);

"Confidential Information"    shall have the meaning set forth in Section 8.1;

"Contract Services"           shall have the meaning set forth in the Recitals;

"Disclosing Party"            shall have the meaning set forth in Section 8.1;

"Funding Requirements"        shall have the meaning set forth in Section 4.1;

"Guarantors"                  shall have the meaning set forth in Section 11.1;

"Incentive Target"            shall have the meaning set forth in Section 5.2;

"Indemnifying Party"          shall have the meaning set forth in Section 9.4;

"Indirect AUCS                shall have the meaning set forth in the
 Stockholders"                Introduction;

"Infonet"                     shall have the meaning set forth in the
                              Introduction;

"Initial Term"                shall have the meaning set forth in Section 2.1;

"ISC"                         shall have the meaning set forth in the
                              Introduction;

"ISC Indemnified Party" or    shall have the meaning set forth in Section
"ISC Indemnified Parties"     9.2(a);

"KPN"                         shall have the meaning set forth in the
                              Introduction;

"LCIA"                        shall have the meaning set forth in Section
                              10.3(b);

"Letters of Credit"           shall have the meaning set forth in Section
                              5.3(a);

"Management Fee"              shall have the meaning set forth in Section 5.1;

"Party" and "Parties"         shall have the meanings set forth in the
                              Introduction;

"Proceedings"                 shall have the meaning set forth in Section 8.2;

"Relationship Management      shall have the meaning set forth in Section 12.2;
 Committee"

"Review of Operations"        shall have the meaning set forth in Section
                              3.1(f);

"Review Point"                shall have the meaning set forth in Section
                              4.1(b);

"Supervisory Board"           shall have the meaning set forth in Section 12.1;

"Swisscom"                    shall have the meaning set forth in the
                              Introduction;

"Telia"                       shall have the meaning set forth in the
                              Introduction;

"Unisource"                   shall have the meaning set forth in the
                              Introduction;

"Unisource Entities"          shall have the meaning set forth in the
                              Introduction;

"Unisource Nominee"           shall have the meaning set forth in the
                              Introduction; and

"UPES"                        shall have the meaning set forth in the
                              Introduction.

                        Schedule A: AT&T Exit Documents
                        -------------------------------

1. Framework Agreement between AT&T Corp., AT&T Pan-European Services Inc., Unisource N.V., Unisource Pan-European Service B.V., AUCS v.o.f., and AUCS N.V. date 29 May 1999.

2. Easylink Business Transfer Agreement between AUCS v.o.f., AUCS (UK) Limited, AT&T Easylink Services (UK) Limited and AT&T Global Communications Services Inc. dated 22 May 1999 and attached to the Framework Agreement as Schedule 4.1.1.

3. Easylink Transition Services Agreement between AUCS v.o.f. and AT&T Easylink Services (UK) Limited dated 22 May 1999 and attached to the Framework Agreement as Schedule 4.1.2.

4. Continental Asset Transfer Agreement between AT&T Communications Services Inc. and AUC v.o.f dated 29 May 1999 and attached to the Framework Agreement as Schedule 4.2(a).

5. Italian X.25 Transfer Agreement between AT&T Communications Services Italia SpA and AUCS (Italia) SpA dated 29 May 1999 and attached to the Framework Agreement as Schedule 4.2(b).

6. Continental Access Circuits Transfer Agreement between AT&T GME and AUCS v.o.f dated 29 May 1999 and attached to the Framework Agreement as Schedule 4.2(c).

7. UK Stratacom Asset Transfer Agreement between AT&T UK and AUCS v.o.f date 29 May 1999 and attached to the Framework Agreement as Schedule 4.2(d).

8. X.25 Outsourcing Service Agreement between AT&T GME and AUCS v.o.f dated 29 May 1999 and attached to the Frame work Agreement as Schedule 4.2(e).

9. Redditch CDC Lease Agreement between AT&T ISTEL and AUCS v.o.f dated 29 May 1999 and attached to the Framework Agreement as Schedule 4.2(f).

10. Redditch GNMC Telehousing Agreement between AT&T UK and AUCS v.o.f dated 29 May 1999 and attached to the Framework Agreement as Schedule 4.2(g).

11. Summit House Telehousing Agreement between AT&T UK and AUCS v.o.f dated 29 May 1999 and attached to the Framework Agreement as Schedule 4.2(h).

12. Amsterdam Telehousing Agreement between AT&T Communications Services Nederland B.V. and AUCS v.o.f dated 29 May 1999 and attached to the Framework Agreement as Schedule 4.2(i).

13. Voice Service Provider Agreement between AT&T UK and AUCS v.o.f dated 29 May 1999 and attached to the Framework Agreement as Schedule 4.2(j).

14. Data Service Provider Agreement between AT&T UK and AUCS v.o.f dated 29 May 1999 and attached to the Framework Agreement as Schedule 4.2(k).

15. Interconnect Service Amendment Agreement between AT&T UK and AUCS v.o.f dated 29 May 1999 and attached to the Framework Agreement as Schedule 4.2(l).

16. Wholesale Services Agreement between AT&T GME and AUCS v.o.f dated 29 May 1999 and attached to the Framework Agreement as Schedule 4.2(m).

17. Worldsource Channel Amendment Agreement between AT&T UK, AT&T GME and AUCS v.o.f dated 29 May 1999 and attached to the Framework Agreement as Schedule 4.2(n).

18. AT&T UK Distribution Agreement between AT&T UK and AUCS v.o.f dated 29 May 1999 and attached to the Framework Agreement as Schedule 4.2(o).

                             Schedule B: Affiliates
                             ----------------------

SEDCO

Infonet Australia

Datakom Austria GmbH

Infonet Belgium S.A

Datacom, S.A.

Interpac Telematica Ltda

Infonet Canada

Infonet Software Solutions

Infonet Chile S.A.

Infonet Services Corporation

Infonet/China Ltd

Enterprise Ltda

Tecapro

Aliatel a.s.

Telecom Denmark Erhverv A/S

Codetel

DATCOM LTD.

InTouch Communications Services

Oy Infonet Finland

Infonet France S.A.

France Telecom Interpac S.A.

Infonet Network Services Deutschland GmbH.

OTE SA

Infonet - Hong Kong

BankNet Ltd.

PT Telekominukasi Indonesia

Infonet Ireland Ltd

Infonet Israel, Ltd

Infonet Italia S.p.A

KDD Communications, Inc. (KCOM)

Korea Telecom, Data Division

InfoGlobe Corporation

Infonet Luxembourg SA

Telecom Malaysia Berhard

Infonet/ACASIA program office

Infonet Mexico

Infonet Nederland BV

Infonet TELECOM AS

CCNet S.A.

Philippines Long Distance Telephone

PLDT Marketing Center

Infonet Portugal

Telefonica Large Distancla

INFOCOM

Singapore Telecom Int'l PTE, Ltd

EDS South Africa (Pty) Limited

Telefonica Servicios SA (TSA1)

Lanka Communication Services Pte. Ltd.

Infonet Svenska AB

Infonet (Switzerland) Ltd.

Hong Kong Telecom Ltd

SIAM Infor Tel Co., Ltd

ACCESS A.S

Infonet UK, Ltd

Infonet Software Solutions, Ltd

Infocom GmbH

Setradat C.A.

                                   Schedule C
                                   ----------

The Commencement Date Financial Statements will be prepared by AUCS in accordance with Dutch GAAP and shall take account of the following principles (providing they are not in conflict with Dutch GAAP, except in the case of principle 2 below):

1.  that the going concern principle will apply;

2. that no provisions will be made for obligations arising out of the AT&T Exit relating to events occurring after the Commencement Date; provided that the AT&T Exit is in itself not considered as such an event (if this principle 2 is in conflict with Dutch GAAP, the intent of the Parties expressed in this Schedule C will prevail with regard to determining the provisions to be taken into account when calculating the Incentive Target, any incentive payment payable pursuant to Section 5.2(a), any rebate of the Management Fee pursuant to Section 5.2(b), and the Review Point);

3. that no accruals or provisions will be made for inter alia, rightsizing, restructuring and reorganization of the business operations of AUCS not incurred as of the Commencement Date;

4. Where normal invoicing and payment procedures are not followed by distributors and service providers of the AUCS Entities, revenues from such distributors and expenses resulting from payments to such service providers shall be based on full and final settlements agreed with such distributors or service providers.

                                 Exhibit 3.3(f)
                                 --------------

                    DRAFT AUCS & INFONET IMPLEMENTATION PLAN
                    ----------------------------------------

                       AND DRAFT AUCS SOCIAL PLAN OUTLINE
                       ----------------------------------

                       AUCS & INFONET IMPLEMENTATION PLAN
                                     DRAFT
1.      Summary
        -------

Infonet plans to undertake a review of all AUCS operations over the first 90 days in order to formulate a business plan to meet the objectives agreed with KPN, Swisscom and Telia. During this review period Infonet proposes regular consultation and meetings with the Works Council so that there will be ongoing input in the decision process. After this review period Infonet will then implement the plan.

2.      Consulting and Planning Phase
        -----------------------------

2.1.    General
        -------

Although as a result of the due diligence effort and our long standing business relationship, Infonet has a general understanding of the AUCS organization and product offering, Infonet also knows that such general knowledge is not a sufficient base to formulate a sound and detailed enough business plan.

As such Infonet plans to do a detailed on-site review of the total AUCS organization during Step 1 of the initial phase. This Step 1 is planned to take up to 60 days.

Step 2 of this initial phase will be the preparation for implementation of the business plan. This Step 2 is planned to take up to an additional 30 days.

It is planned that during this initial phase there will be a consulting process with the Works Council at least on a monthly base.

2.2.    Step 1 (Day 1 - Day 60)
        -----------------------

2.2.1.  Initial Staff update and ongoing information

On Day 1 it is planned to call a plenary meeting of all AUCS staff in order to present Infonet, its senior management and to explain the agreements reached and the general planning as outlined in this document.

The Infonet management team that will be involved on site during this initial review will be presented as well as their general areas of responsibility.

It will be announced that after the initial Consulting and Planning Phase a new plenary meeting will be held where the general vision and outline of the business plan will be announced.

The name of a contact person will be provided to whom any questions can be directed during this period that relate to a better understanding of the process or the agreements made.

2.2.2.  AUCS management team

As early as possible in the process the onsite Infonet management team will do a joint planning session with the AUCS management team on how best to understand the organization, processes, products, current and planned activities.

As part of this process an inventory will be made of the non-standard ongoing projects and priorities will be assigned taking into account the known synergies between the companies and the knowledge that Infonet can bring to these projects.

Also as part of this process it will be clarified in more detail what member of the Infonet team will review and be involved in what part of the AUCS functional organization. Once this is defined the members of the respective AUCS functional teams will be informed.

2.2.3.  Functional Organization Review

Once the teams are informed, the Infonet member will work with the staff involved to understand the way their line of business is currently operating. During this process it is planned that all staff members will have the opportunity to meet and explain their current assignments, other interests and ideas.

2.2.4.  Business Plan Preparation

Whilst individual functional business plans will be created as a result of these reviews there will be a constant feedback to the senior management planning team that will review this ongoing input and provide a cross functional view leading to a joint business plan.

It is planned to have a first outline plan ready after 30 days, followed by weekly revisions afterwards, resulting in a final plan after 60 days.

2.2.5.  Works Council Consultation

It is planned to inform and review the first outline plan (i.e. after 30 days) with the Works Council and get their input as part of the ongoing planning process.

The Works Council will also be consulted at the end of the week before the final plan.

Upon finalization of the plan, the Works Council will be informed and planning will be done for the joint responsibilities during Step 2 of the initial phase.

It is understood that if during this period substantial changes have to be made to this Implementation Plan the Works Council shall be consulted as soon as practical possible.

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

2.2.6.  Administration and Billing

As a result of the agreements that will be in place, certain changes will be required with respect to the billing structure as well as some additional reporting requirements. These will be addressed and start implementation as soon as possible in the process.

2.3.    Step 2 (Day 61 - Day 90)
        ------------------------

The management teams will during this period start the implementation planning for the business plan.

In as far as the result of the business plan shows an overstaffing in certain areas, the management team will work together with the Works Council to prepare a fair Social Plan - a draft outline was on request of the AUCS senior management already prepared at this stage.

2.4.    Staff Information
        -----------------

As announced during the first plenary meeting a new meeting will be organized and the outline and main ideas of the business plan will be presented to all staff.

The name of a contact person will also be provided to whom additional questions can be raised during the days following this meeting.

3.      Implementation Phase
        --------------------

All staff will now start towards the implementation of the business plan. Performance against plan will be measured on a monthly base and at least on a quarterly base be communicated to the staff.

4.      Business Plan Review
        --------------------

It is planned to review the Business Plan at least every 6 months in order to update it to the then current situation. The Works Council will be informed of such updates and consulted in case this should result in major changes.

5.      Open Door Policy and Infonet Priorities
        ---------------------------------------

It will be made clear as of day one that the Infonet management style is a very similar hands on open door approach. Infonet is always looking for ideas, suggestions, and comments and will share information as much as possible.

The priorities as communicated by Infonet senior management to its staff since years are:

    .  Meet financial and operational commitments on a consistent basis.
    . Increase pretax margins to the level of profitability to fuel future growth.
    . Provide a customer perceived level of service that is unmatched in our industry.
    . Establish a customer oriented working climate that supports risk taking, creativity, fairness, team spirit and mutual respect.
    .  Attract, train and retain top quality personnel.
    . Provide the opportunity for stable employment through the steady growth of the company.





          This document has been prepared in connection with a proposed transaction between Infonet and AUCS. Although it has been prepared in good faith and is indicative of the current thinking, it is not a legally binding document and is subject to review and amendment. Accordingly, none of Unisource, AUCS or Infonet can accept any liability to any person in connection with this document or its contents.

                            AUCS SOCIAL PLAN OUTLINE

                                     Draft

1.  General
    -------

Although the business planning as defined in the AUCS & INFONET Implementation Plan will first need to be conducted, it is acknowledged that the restructuring as a result of the proposed transaction may result in redundancies.

Although management does not know if and what the redundancies will be, nor the re-employment possibilities, it does understand the potential concerns and would like to share its current thinking in order to confirm, that in such case this will be handled professional and in a spirit of mutual respect.

As indicated in the Implementation Plan there will be regular consultation with the Works Council and if such case should arise a detailed Social Plan will be developed and reviewed.

The following represents the basic provisions that are seen at this stage.

2.  Basic Provisions
    ----------------

 .  If appropriate, staff will be reassigned between AUCS functional organizations.
 .  In case this is not appropriate, assignment within KPN, Telia, Swisscom,
   Infonet or an affiliated company will be explored.
 .  In case this is not appropriate an outplacement program will be considered and developed.
 . In case staff is not covered by any of the above, fair redundancy arrangements will be made in line with the jurisdictions in force.

3.  Guidance and Monitoring
    -----------------------

Professional local advisor will in such case, in addition to the consultations with the Works Council, be used to advise management on the correct legal and HR procedures as well as the content of the social plan.

Management envisages that, during a to be agreed upon time, resources would be made available to provide guidance and consultancy to staff affected.


          This document has been prepared in connection with a proposed transaction between Infonet and AUCS. Although it has been prepared in good faith and is indicative of the current thinking, it is not a legally binding document and is subject to review and amendment. Accordingly, none of Unisource, AUCS or Infonet can accept any liability to any person in connection with this document or its contents.


                                       i